Exhibit 2(k)(1)

Original
Listing Application

Listing Agreement

Nothing in the following Agreement shall be so construed as to require the Corporation to do any acts in contravention of law or in violation of any rule or regulation of any public authority exercising jurisdiction over the Corporation.

S&P 500(r) GEARED(sm) Fund Inc. (hereinafter called the “Corporation”), in consideration of the listing of the securities covered by this application, hereby agrees with the New York Stock Exchange (hereinafter called the “Exchange”), as follows:

I.

1.	The Corporation will promptly notify the Exchange of any change in the general character or nature of its business.

2.	The Corporation will promptly notify the Exchange of any changes of officers or directors.

3.	The Corporation will promptly notify the Exchange in the event that it or any company controlled by it shall dispose of any property or of any stock interest in any of its subsidiary or controlled companies, if such disposal will materially affect the financial position of the Corporation or the nature or extent of its operations.

4.	The Corporation will promptly notify the Exchange of any change in, or removal of, collateral deposited under any mortgage or trust indenture, under which securities of the Corporation listed on the Exchange have been issued.

5.	The Corporation will:

a)	File with the Exchange four copies of all material mailed by the Corporation to its stockholders with respect to any amendment or proposed amendment to its Certificate of Incorporation.

b)	File with the Exchange a copy of any amendment to its Certificate of Incorporation, or resolutions of Directors in the nature of an amendment, certified by the Secretary of the state of incorporation, as soon as such amendment or resolution shall have been filed in the appropriate state office.

c)	File with the Exchange a copy of any amendment to its By Laws, certified by a duly authorized officer of the Corporation, as soon as such amendment shall have become effective.

6.	The Corporation will disclose in its annual report to shareholders, for the year covered by the report:

a)	The number of shares of its stock issuable under outstanding options at the beginning of the year; separate totals of changes in the number of shares of its stock under options resulting from issuance, exercise, expiration or cancellation of options; and the number of shares issuable under outstanding options at the close of the year.

b)	The number of unoptioned shares available at the beginning and at the close of the year for the granting of options under an option plan.

c)	Any changes in the exercise price of outstanding options, through cancellation and reissuance or otherwise, except price changes resulting from the normal operation of anti-dilution provisions of the options.

7.	The Corporation will report to the Exchange, within ten days after the close of a fiscal quarter, in the event any previously issued shares of any stock of the Corporation listed on the Exchange have been reacquired or disposed of, directly or indirectly, for the account of the Corporation during such fiscal quarter, such report showing separate totals for acquisitions and dispositions and the number of shares of such stock so held by it at the end of such quarter.

8.	The Corporation will promptly notify the Exchange of all facts relating to the purchase, direct or indirect, of any of its securities listed on the Exchange at a price in excess of the market price of such security prevailing on the Exchange at the time of such purchase.

9.	The Corporation will not select any of its securities listed on the Exchange for redemption otherwise than by lot or pro rata, and will not set a redemption date earlier than fifteen days after the date corporate action is taken to authorize the redemption.

10.	The Corporation will promptly notify the Exchange of any corporate action which will result in the redemption, cancellation or retirement, in whole or in part, of any of its securities listed on the Exchange, and will notify the Exchange as soon as the Corporation has notice of any other action which will result in any such redemption, cancellation or retirement.

11.	The Corporation will promptly notify the Exchange of action taken to fix a stockholders’ record date, or to close the transfer books, for any purpose, and will take such action at such time as will permit giving the Exchange at least ten days’ notice in advance of such record date or closing of the books.

12.	In case the securities to be listed are in temporary form, the Corporation agrees to order permanent engraved securities within thirty days after the date of listing.

13.	The Corporation will furnish to the Exchange on demand such information concerning the Corporation as the Exchange may reasonable require.

14.	The Corporation will not make any change in the form or nature of any of its securities listed on the Exchange, nor in the rights or privileges of the holders thereof, without having given twenty days’ prior notice to the Exchange of the proposed change, and having made application for the listing of the securities as changed if the Exchange shall so require.

15.	The Corporation will make available to the Exchange, upon request, the names of member firms of the Exchange which are registered owners of stock of the Corporation listed on the Exchange if at any time the need for such stock for loaning purposes on the Exchange should develop and in addition, if found necessary, will use its best efforts with any known large holders to make reasonable amounts of such stock available for such purposes in accordance with the rules of the Exchange.

16.	The Corporation will promptly notify the Exchange of any diminution in the supply of stock available for the market occasioned by deposit of such stock under voting trust agreements or other deposit agreements, if knowledge of any such actual or proposed deposits should come to the official attention of the officers or directors of the Corporation.

17.	The Corporation will make application to the Exchange for the listing of additional amounts of securities listed on the Exchange sufficiently prior to the issuance thereof to permit action in due course upon such application.

II

1.	The Corporation will publish at least once a year and submit to its stockholders at least fifteen days in advance of the annual meeting of such stockholders and not later than three months after the close of the last preceding fiscal year of the Corporation, a balance sheet as of the end of such fiscal year, and a surplus and income statement for such fiscal year of the Corporation as a separate corporate entity and of each corporation in which it holds, directly or indirectly, a majority of the equity stock; or in lieu thereof, eliminating all intercompany transactions, a consolidated balance sheet of the Corporation and its subsidiaries as of the end of its last previous fiscal year and a consolidated surplus statement and a consolidated income statement of the Corporation and its subsidiaries for such fiscal year. If any such consolidated statement shall exclude corporations, a majority of whose equity stock is owned directly or indirectly by the Corporation; (a) the caption of, or a note to, such statement will show the degree of consolidation; (b) the consolidated income account will reflect, either in a footnote or otherwise, the parent company’s proportion of the sum of, or difference between, current earnings or losses and dividends of such unconsolidated subsidiaries for the period of the report; and (c) the consolidated balance sheet will reflect, either in a footnote or otherwise, the extent to which the equity of the parent company in such subsidiaries has been increased or diminished since the date of acquisition as a result of profits, losses and distributions.

Appropriate reserves, in accordance with good accounting practice, will be made against profits arising out of all transactions with unconsolidated subsidiaries in either parent company statements or consolidated statements. Such statements will reflect the existence of any default in interest, cumulative dividend requirements, sinking fund or redemption fund requirements of the Corporation and of any controlled corporation, whether consolidated or unconsolidated.

2.	All financial statements contained in annual reports of the Corporation to its stockholders will be audited by independent public accountants qualified under the laws of some state or country, and will be accompanied by a copy of the certificate made by such firm with respect to its audit of such statements showing the scope of such audit and the qualifications, if any, with respect thereto.

The Corporation will promptly notify the Exchange if it changes its independent public accountants regularly auditing the books and accounts of the Corporation.